Exhibit 99.2
CORPORATE PARTICIPANTS
Mark Mumford
P.F. Chang’s China Bistro, Inc. — CFO
Rick Federico
P.F. Chang’s China Bistro, Inc. — CEO
Russel Owens
P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
Bert Vivian
P.F. Chang’s China Bistro, Inc. — President
CONFERENCE CALL PARTICIPANTS
Ashley Woodruff
Friedman Billings Ramsey — Analyst
Steven Kron
Goldman Sachs — Analyst
Destin Tompkins
Morgan Keegan — Analyst
John Glass
CIBC World Markets — Analyst
Matt DiFrisco
Thomas Weisel Partners — Analyst
Sharon Zackfia
William Blair — Analyst
Jeffrey Bernstein
Lehman Brothers — Analyst
Unidentified Participant
Analyst
Mike Smith
Analyst
Joe Buckley
Bear Stearns — Analyst
David Tarantino
Robert W. Baird — Analyst
Rob Wilson
Tiburon Research — Analyst
Sanjay Butler
Thomas Weisel — Analyst
Unidentified Participant
Analyst

PRESENTATION
Operator
Welcome to the P.F. Chang’s China Bistro second quarter 2007 earnings release conference call. Your lines have been placed on a listen-only line until the question and answer session of today’s conference. (OPERATOR INSTRUCTIONS) Today’s call is being recorded if you have any objections, you may disconnect at this time. I would now like to turn the call over to your host today, Mr. Mark Mumford, Chief Financial Officer of P.F. Chang’s China Bistro. Please go ahead, sir.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Hello, everyone. Welcome to P.F. Chang’s second quarter 2007 conference call. Before we get started, I just want to remind you that we expect to file our Form 10-Q later today. And as described in that document, the industry we operate in is full of risks and uncertainties. Throughout this call, we may make forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Our actual results could differ materially from those stated or implied in forward-looking statements as a result of the factors detailed in today’s press release and in our filings with the SEC. With that, I’ll turn the call to our CEO Rick Federico to begin.
Rick Federico — P.F. Chang’s China Bistro, Inc. — CEO
Good morning, everyone. Joining me today are Bert Vivian, President of P.F. Chang; Russell Owens, President of Pei Wei Asian Diner; Mike Welborn, our Chief Administrative Officer; and Mark Mumford, our Chief Financial Officer. This morning I’ll have some brief opening remarks followed by Russell’s update, then Bert’s, then we’ll close with Mark’s financial review.
I’ll start off by discussing our second quarter results at a high level and then provide a general update on our business. The majority of my comments are directed toward our Pei Wei business before turning the call to Russell, Bert, and Mark who will address the specific details of our quarter and our business. As you read this morning, our second quarter EPS up $0.36 was $0.01 below our internal forecast. The last several quarters have been very challenging and this was no different. The majority of this variance came from lower than expected revenues at both of our concepts and without the benefit of favorable costs of sales, a favorable tax rate, the elimination of corporate incentive compensations, and favorable partner investment expense, the miss would have been wider. Given these continued trends, we are lowering our expectations for the back half of this year by $0.03. These adjustments will not spread equally over the next two quarters and Mark will provide the details in his report.
Each of our brands missed their sales targets by approximately $2 million a piece. Pei Wei lapped at 2.5% price increase during the quarter, but continue to produce positive same store sales of about 1%. However, that was lower than our projection. As you’ve read the Bistro comp sales were negative about 1.7%. Many of the initiatives that are designed to enhance our guest experience or increase awareness of our brands that we discussed last quarter continue to be introduced across our systems. Some are on target while others are a bit behind schedule. Bert and Russell will provide insight in their comments.
Looking to Pei Wei, historically we have continued to accelerate the development of our Pei Wei restaurant. Over the last several years, we have opened 24, 30, and this year 38 new restaurants. We’ve always talked about building the right number of new restaurants each year and at this point in the concepts development, we tend to level off new unit growth, expecting that 2008 will look somewhat similar to 2007. That would be approximately a 27% growth in total units next year. We will provide more detail on our Q3 call as we lay out our expectations for 2008.
I do think it’s important to lay out some of the thoughts behind this approach. As you’ve heard from Russell in the past, our strategy for introducing Pei Wei to new markets was going to include more aggressive penetration and more support from a marketing perspective. Both continue to be part of the plan, but we have not proved to ourselves that this will generate the results we expect. We are behind in our efforts to bring marketing support to the concept as we have chosen to develop a fact based approach to the addition of this support. We have completed our formal research and Russell will address some of the specific initiatives we intend to introduce this quarter. At the same time, we are confident that continuing our penetration into current markets will produce sales volumes in line with our expectations.
Secondly, we feel this moderation of growth will allow us to season our management teams and better prepare them to operate our restaurants in the future. We have great confidence in the quality of our operations and know that continued excellence is key to our success. We will only grow our restaurants at a rate that can be supported by our operations team. Additionally, as Pei Wei crosses about $250 million in revenues, the continued pressure from an accelerating strategy has pressured the concept’s bottom line performance. The inherent inefficiencies of operating new restaurants and the associated one-time costs opening those restaurants continue to pressure the profitability. Pei Wei is not racing competitors to the market. And this approach will enhance Pei Wei’s bottom line performance while enhancing the long-term potential of the brand.
On the Taneko front, at this time we do not intend to invest additional dollars in the future development of the brand. We are investing in marketing and public relations as we continue to evolve the business and broaden demographic reach. We are in the process of aligning our management team in a way that best supports the current operation and improves performance but continues to refine and adjust the business as we continue to learn.
I wish I could tell you we see the turning points from broader consumer challenges. However, our recent research continues to support the relevance and performance of our brands. Guests continue to love our brands and appreciate the quality and value they deliver on a daily basis. We won’t continue to focus on building the top line of our business but realize we need to adjust to the current environment. I’ve mentioned in the past that our G&A in 2007 as a percentage of sales would grow faster than our revenue as we add key talent to the team and that we expect to moderate that in 2008. In light of current trends, we are evaluating all additions to our team with the perspective of protecting and growing our business while being sensitive to current conditions. With that, I’ll turn it to Russell for his comments.
Russel Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
Thanks, Rick. I’ll focus my comments on sales because that is obviously the most challenging area for Pei Wei. Our second quarter revenues were $58.7 million, $2 million below our forecast for the quarter. We were short $300,000 in same store sales, $700,000 in noncomp restaurants and $1 million short in 2007 new unit openings.
Same store sales forecasted to be positive 1.7 and came in at positive 1%. We saw some unexpected weakness, primarily in Southern California, Phoenix, and Las Vegas. We opened 10 new Pei Wei locations and sales weeks were ahead by 1 for the quarter. New 2007 unit opening average weekly sales were just over 34,000 per week for the quarter. Below our first quarter results and our goals. We experienced solid opening rates in South Florida, Memphis, Virginia, and Amarillo, Texas as well a couple new locations in Dallas and Phoenix. We opened below our targets in Sacramento, Detroit, St. Louis, Tampa, and Columbus.
We are disappointed in our new store opening sales and the fact we’re behind in implementing a marketing plan. In hindsight, I was overly optimistic we could get new tactics implemented sooner given we have a new agency, a new internal team, and all the things we needed to accomplish. That is my fault. The team has done a great deal in a short period of time. The plans are almost complete and the programs will be introduced beginning in late August and throughout September. We will be testing an array of tactics in a variety of combinations that include radio, outdoor, digital, direct mail, in store, and workplace. Some tactics are market wide, some store specific. We are targeting 8 to 10 markets including Minneapolis, Dallas, Phoenix, Houston, and Detroit as well as recent and upcoming new unit openings in new markets. Like all of you, I’m anxious to see the results of these programs.
Our restaurant operating income margin of 3.1% for the quarter was below our forecast of 4%. Cost of sales were better than anticipated, labor costs were a little worse. But most of the miss was due to the loss of leverage caused by our sales miss. I believe that our operations team did a good job managing the controllable costs during the quarter given our top line challenges.
Looking at the remainder of 2007, we’ve made the following changes in our outlook. We still expect to open 36 to 38 new Pei Wei restaurants, we still anticipate our 2007 new restaurants will generate about 1,000 sales weeks. Given the challenging consumer environment that continues, we’ve lowered our same store sales expectation from positive 1.9 and 1.5% for the third and fourth quarters to a positive 0.8% in each. Again, we’re seeing a slowing in positive comps or more negative trends in recent months in Phoenix, Southern California, and Las Vegas. Coincidentally, where housing markets seem to be the weakest.
While our timetable for our marketing spend is behind, we’re still planning on spending close to $2 million on research and advertising this year. As you can tell by our revised quarterly estimates, the majority of those costs will be incurred in the current quarter. In fact, we anticipate spending approximately $1 million in August and September alone. This is the reason that our third quarter expectations declined and our fourth quarter expectations increased versus the previous forecast. We provided total amount spent will be the same, just the timing has changed. As we told you last quarter, our forecast contemplates a one to one impact on sales for each marketing dollar spent. But the money spent in September impacts revenues over a longer time frame. Creates a bit of an unusual quarter to quarter blip in operating expenses. Correspondingly, we’ve adjusted the revenue impact of these programs for the timing delay. We are forecasting the same impact, just starting the sales later in our fiscal year. The impact of this shift is approximately $2.8 million in revenue reduction for the third and fourth quarters versus our previous expectation.

So in summary, these adjustments result in Pei Wei lowering our revenue expectations for the balance of the year by $4.3 million and our earnings by $0.02. Now I’ll turn it over to Bert.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Thanks, Russell. And good morning, everyone. The Bistro’s second quarter revenues were shy of our forecast by roughly 0.9% or $1.9 million. Sales weeks for the quarter were slightly positive 2028 verses 2025 while our comp stores declined 130 basis points versus a forecasted 10 basis point decline.
We continue to see the same ticket pattern that has played out for the past year. Weakness year-over-year at the lower end of our ticket spectrum below $35 is overshadowing strength at higher ticket levels. With a few isolated exceptions, this pattern is consistent throughout the country. On a sales weighted basis, our five weakest comp markets are California, Nevada, Arizona, Colorado, and New Jersey. Due to our presence in California, which is about 19% of our comp sales, weakness there weighs heavily on the entire system. In total, our five weakest states constitute 35% of our comp store sales.
Our five strongest markets, again on a sales weighted basis were Indiana, Alabama, Oregon, Michigan, and Maryland. Unfortunately, these five states are just a small sliver, about 9% of our comp store sales base.
Looking at the back half of the year, we are lowering our sales expectations for the third quarter by roughly the same magnitude as our second quarter shortfall. In a brave or potentially stupid move, we are slightly increasing our revenue forecast for the fourth quarter as a result of a few additional store weeks.
From a profitability perspective, missing sales dollars is always detrimental to our fiscal health. Versus last year, our restaurant operating margin declined 40 basis points to 10.1%. As we look at the back half of the year, we are projecting operating margin compression due to cost pressures on virtually all of our expense lines. For the year, we are now looking at operating margins declining 90 basis points from 11.2% last year to 10.3% this year.
In light of our performance, we are making a change in operational leadership. At the beginning of July, we promoted Rick Tasman from his Regional Vice President position to Chief Operating Officer for the Bistro. Rick is a 30-year industry veteran who has forgotten more than I will ever know about operations. We believe that Rick’s dedicated focus on operations will allow us to better harvest the results of our ongoing efforts to improve our guest experience in our restaurants.
On the topic of investing in our business, we continue to rollout our grills across the country. By year end, we should have roughly half the country grilling with the other half coming online next year. Thus far, our grill restaurants sales performance is slightly better than their nongrill counterparts. In addition, roughly half of our restaurants are now serving our cuisine on new plateware. The rest of the system will be outfitted by year end. We are doggedly holding to the belief that the competitive and economic climate dictate that we raise the level of our performance.
At the same time, we must be diligent in spending dollars only in those places that add value to our guests or employee experience. Our stubbornness in this regard is causing us some pain this year. Because our softer than expected revenues are not providing the requisite lift to cover our operational investments.
Before I turn things over to Mark, let me quickly touch upon our development pipeline. Currently we have 14 restaurants scheduled to open in the second half of this year, six in the third quarter with 8 in the fourth. Because of our softening sales trend in the past year, we have scratched three aggressive deals this past year from our 2008 pipeline, which by the way cost us about $175,000 in the second quarter. Simply put, there is no reason for us to risk capital on deals that require everything to go right in order to make economic sense. As it stands today, we’re not rushing to fill these vacated slots. Consequently, our development target for next year is 15 to 17 restaurants at the Bistro. We currently have 5 restaurants scheduled for the first quarter of 2008. There is a possibility that one or two of these restaurants will jump over the calendar wall and land in 2007, which would further reduce the number of restaurants that we will open in calendar year 2008. By the time we talk again in October, we’ll have a clearer picture as to the timing of the four and first quarter openings. With that, I’ll turn it over to Mark.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Thanks, Bert. Hello, everyone. Our EPS for the quarter was $0.36 versus our forecast of $0.37 in prior year the EPS of $0.30. Even though our earnings for the quarter were off just $0.01 from our forecast, there were several note worthy variances that I would like to take a moment to summarize.

As we reported in our revenue release earlier this month, our consolidated second quarter revenues were $3.9 million below forecast, $267.4 million versus $271.4 million, primarily as a result of reduced customer traffic at our Bistro restaurants and lower than anticipated new store performance at Pei Wei. Our consolidated restaurant operating income percentage came in 50 basis points below forecast, 5.7% versus 6.2%, primarily due to the following items. Labor was unfavorable by 30 basis points, primarily driven by wage rate pressures and deleverage at both concepts. Operating expenses were 70 basis points unfavorable overall driven by an 80 basis points unfavorable variance at the Bistro as we experienced pressure on a number of fronts, including higher supplies and maintenance contract expense. Pei Wei also experienced unfavorable operating results of 30 basis points primarily as a result of deleverage on the top line and higher than anticipated facilities expense.
Depreciation and amortization expense was 20 basis points unfavorable partially due to deleverage as well as higher amortization expense related to increased partnership buyouts. Just to remind everyone how the accounting for the partner buyouts works. If we end up paying more than the book value, cash received for the interest plus what we expensed upon store opening, the excess is recorded as an intangible asset that is amortized over the remaining life of the restaurant. If we pay less than the book value, the difference is in a credit to partner investment expense that the period that the buyout occurs. These items were partially offset by the following—Favorable cost of sales of 40 basis points due to more favorable produce pricing than forecast and a larger impact of favorable pork contract pricing than anticipated. Due to the increase in buyouts and performance, we saw some favorability in minority interest expense. And finally, G&A was favorable, primarily driven by the reversal of incentive compensation accruals.
Dropping below restaurant operating income, we saw the benefit of higher than anticipated reversals of previously recognized partner investment expense due to more partners requesting early buyouts than forecast. In total, we bought out 73 partner interests during the quarter. The large majority of those partners who requested early buyouts now participate in the incentive compensation plan we implemented at the Bistro this year. We are currently projecting an effective tax rate for the year of around 27.5%. Our rate for Q2 is slightly less than that as we trued up retrospectively to 27.5%. Also please recall that our Q1 tax rate was affected by the reversal of a discreet item of around 300,000. The three biggest items, partner investment expense, reversal of incentive compensation, and the reduction of our tax rate helped EPS by approximately $0.08 in the quarter.
Now let’s take a quick look at the balance sheet and cash flow for the second quarter. We ended the quarter with $9.5 million in cash and generated a total of $33.5 million in cash flow from operations during the quarter compared to $29.5 million in the prior year. We spent $35.7 million in CapEx and another $3.7 million on the purchase of minority interest. Due to the increase in partnership buyout activity, intangible assets are up from $12.6 million at year end to $20.9 million at the end of Q2. In addition, minority interest decreased from $33.3 million at year end down to $20.3 million at the end of the quarter.
We continue to estimate our CapEx spend for 2007 to be between 120 and 125 million, up from the 2006 spend of 114 million primarily due to an increase in number of Pei Wei new store openings. Switching gears to our forecast, we are currently projecting full year results of $1.34, which means we have brought down our guidance for the back half of the year by $0.03. When comparing to the forecast we distributed in our Q1 earnings release, you will notice some fluctuations between quarters. Please don’t get too hung up about that. It primarily relates to moving Pei Wei marketing expenses from Q4 into Q3 as Russell explained.
I do want to take a shot at summarizing the major changes though. We took revenue down 1.4 million at the Bistro and 4.3 million at Pei Wei. Bistro restaurant operating margin is coming down 39 basis points, primarily related to unfavorable trends in labor rate and operating expenses as well as deleverage. Pei Wei is reducing operating profit by 30 basis points, primarily as a result of deleverage. We have adjusted our effective tax rate to 27.5% from 29%. We have removed corporate level incentive compensation expense. The sum of all these changes is a $0.03 reduction in EPS in the back half of the year.
And a quick update on our buyback program, our Board of Directors has authorized a share repurchase of up to $50 million over the next two years. We will continue to view buybacks from an opportunistic stance. Before we open the call to questions, let me provide you our Q3 revenue and earnings release dates. We release revenue on October 3, and earnings on October 24. With that, let’s open the call up for questions. Operator?
QUESTION AND ANSWER
Operator
(OPERATOR INSTRUCTIONS) Your first question comes from Ashley Woodruff. Your line’s open.
Ashley Woodruff — Friedman Billings Ramsey — Analyst

Hi, I guess a couple questions. First on the Bistro. Bert, with the weak same store sales trends that you’ve now seen for some time, you mentioned you still get really good feedback from consumers on the experience. I guess are you thinking more seriously about doing marketing or more significant media marketing in the near future?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Hey, Ashley. We are going to test a little bit of marketing, a very limited amount of marketing in one or two markets here in the third quarter. Principally around our grill product. So the answer to your question is yes, although it’s not anything of a material amount, I should say.
Ashley Woodruff — Friedman Billings Ramsey — Analyst
Is it radio or TV?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
It’s a combination of a number of different mediums. And we’re going to test and see which of those mediums is effective. It’s not traditional broadcast TV, though.
Ashley Woodruff — Friedman Billings Ramsey — Analyst
Okay. And then just a bigger picture question on Chinese food in general, what has your research shown in terms of consumers’ frequency in buying Chinese or eating Chinese food versus a year ago or even five years ago. Has that changed at all?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Actually, all of our customers continue to tell us that they love Chinese food. And frankly, we’ve been eating Chinese food in this country for a long time and my guess is that we’ll continue to eat Chinese food for a long time. It’s a very flavorful product and I don’t see — I don’t necessarily see people’s interest in our cuisine waning per se.
Ashley Woodruff — Friedman Billings Ramsey — Analyst
Okay. Thank you.
Operator
Steven Kron, your line’s open.
Steven Kron — Goldman Sachs — Analyst
Great. Thanks. Couple of questions. I guess first as it relates to commodities. I think, Mark, you’ve talked about more recently that you’re probably entering a couple of the months where you’re going to be negotiating contracts for next year. Is there any early insight into what the commodity landscape might look for you guys as we start to think about 2008? And as it relates to that, how are you guys thinking about pricing at the Bistro at this point? And then I have a second question.
Rick Federico — P.F. Chang’s China Bistro, Inc. — CEO
I’ll let Bert and Russell handle the pricing question, I’ll take the commodities. As we begin to negotiate the 2008 contracts, obviously with what’s happening in the corn and feed cycle, we expect to see some pressure in 2008. I don’t think we’re unique in that. Most people are saying that we expect to see chicken, beef, everything that has corn as an input pressure in 2008.
Steven Kron — Goldman Sachs — Analyst
Is there any relative materiality that you can assign to that versus 2007’s inflation?
Rick Federico — P.F. Chang’s China Bistro, Inc. — CEO
I think it’s too early to start to put numbers on that. There’s a lot of speculation that because the corn prices is rising that they’re going to plant more corn and that could help mitigate some of the corn prices. I think we’ll just — I think it’s too early to give those type of predictions.
Steven Kron — Goldman Sachs — Analyst
Okay.
Russel Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner

In terms of pricing at Pei Wei, we currently have none. We rolled off pricing in mid May. We have no planned price anything in the balance this year and for ‘08. Wait until we see what happens with the commodities contracts. Given we have a bias not to raise prices, we will evaluate it when we know the facts.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Steven, this is Bert. At the Bistro we’re running about 2 to 3% price right now. And I would expect that that will continue through the balance of the year. And frankly, what’s driving us to push price is simply because our labor costs have gone up and we’re not covering that all right now with our price increase. Our front of the house labor if you look at it on a year-over-year basis, this past quarter is up about 8% year-over-year. And that’s on the heels of about 6% in the first quarter. So we’re definitely feeling a little bit of pain there. But we’re hopeful that that will as we move into next year that some of that will moderate. But my guess is is that we’ll continue to see hourly wage type of pressure as we go into ‘08.
Steven Kron — Goldman Sachs — Analyst
Okay. And one last question on Pei Wei. One of the by-products of growing the growth rate at a little bit more of the measured pace and keeping the unit growth — unit level of openings where it is. The financial implications seem to be a little bit of a relief to the bottom line. Is this more a function of kind of the preopening expenses as you see it? Or are you also factoring in maybe a little bit less cannibalization? And how are you thinking about kind of the unit opening or real estate selection software given that 2007 openings aren’t really meeting expectations?
Russel Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
We said since the beginning that the pace of growth would not be an ever increasing number, we were buying an optimal pace based on internal and external factors. At some point and again that number may change year-to-year. But at this time, we feel like the pace grew in 2007 is a good pace to continue. The relief on the P&L is the obvious, all the start-up costs, one-time costs as a percentage of our system will diminish a bit. The inefficiencies of new openings, because new openings can be a smaller percentage of our system. Drag will benefit us. There’s nothing contemplated on the cannibalization aspect in that benefit.
And 2008’s development targets will be to continue to build out our markets that are new markets today what we call material markets and on a selected basis mature markets. I think where we will not focus in ‘08 that we have focused in the past will be adding multiple new markets for our 2008, which should help performance. We’re confident that filling out markets helps average weekly sales, volumes, and operating efficiencies and synergies. The biggest drain was going through brand new markets, so we’ll see the benefit of not going to brand new markets in ‘08 based on our current thoughts.
Steven Kron — Goldman Sachs — Analyst
Okay. Thanks a lot.
Operator
Destin Tompkins your line’s open.
Destin Tompkins — Morgan Keegan — Analyst
Thank you. I just first had a clarification. Rick, at the beginning you talked about some G&A moderation in 2008. And I was just curious if you could elaborate on that a little bit more. I wasn’t sure whether you were saying it was not going to moderate in 2008 or?
Rick Federico — P.F. Chang’s China Bistro, Inc. — CEO
No, actually our expectation coming out of 2007 is that we would see a moderation to, back towards a percentage growth rate that was more consistent with our revenue growth. What I intended to say was that on the back half of this year each of the various departments have gone back in and have started to scrub their anticipated head counts and I would expect that in light of current trend without compromising our — the long-term prospects that we will be viewing those additional head count under a slightly different filter. And so I would think we would be adding fewer in the back half of the year than we had originally intended.
Destin Tompkins — Morgan Keegan — Analyst
And then one other question for you, Rick, on Taneko. Given that it’s now a $0.05 drag, or projected to be a $0.05 drag for this year, would you consider pulling the plug on Taneko at some point? And if so, what timetable would you look at it before making a decision?

Rick Federico — P.F. Chang’s China Bistro, Inc. — CEO
The step from Taneko as we sit here today, you kind of look at it historically. When we first put the team together, for the development of Taneko we candidly were quite top heavy in terms of having some supervisory folks or partners developing the business plus full operation teams that were designed to if the concept came out of the blocks and in a fashion that we were motivated to invest more capital and build that we had already started the development of the human capital in order to be able to do that. So over the last 6 months, we have started to pare that back to a management structure that looks more like one that would be running an individual restaurant. And we are currently in one more revision. So in part what we’re trying to do is get the existing business to a level where it’s not a $0.05 drag. However, we are doing that in the fashion that we don’t want to compromise at least at this point what we think is still some potential in the brand.
So we have been investing over the last 6 to 8 weeks in marketing and public relations and events to introduce the Taneko brand particularly to the 25 to 45-year-old clientele. I think in the last call we talked a little bit about where it was getting great support and that was at 50 and over. But lack support from 25 to 45 category. Also in Phoenix, or in this area we tend to be a little bit seasonal. So our expectation is that we should start to bear some of the fruit of that investment as we get into September, October, November. Candidly if we don’t see results through that period, I would think by the of the year we would be forced to make a decision as to what the future of Taneko is for the Company.
Destin Tompkins — Morgan Keegan — Analyst
Thank you that’s helpful. And then just one quick clarification. Bert, when you mentioned that half the markets you expect to have to grill by the end of the year, can you give us about how many restaurants that would represent?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
By year end, Destin, I think we’re going to be about 170, 171 restaurants. Somewhere in the 80 to 85 range is probably a reasonable guesstimate.
Destin Tompkins — Morgan Keegan — Analyst
Great. Thank you.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
You bet.
Operator
John Glass, your line’s open.
John Glass — CIBC World Markets — Analyst
Thanks. Going back to the Pei Wei development plan in ‘08 and focusing on existing markets, do you have the breakout of what you think existing versus new markets will be in ‘08? And also, if you’re going back to existing markets, are you deliberately going to avoid places like Southern California and Phoenix? Or is that just too short-term a concern and you’ll still develop in those markets?
Rick Federico — P.F. Chang’s China Bistro, Inc. — CEO
We haven’t thoroughly fleshed out 2008. When I consider — look at ‘08 and what we have in the pipeline today, it is primarily in markets that are new markets this year like Philadelphia, Detroit, Boston. So we’re not going back to Phoenixes and Dallas’ in a big way. It’s just the continued evolution of (inaudible) and filling those out. I’m not avoiding any markets per se. And I think we actually even have one in Phoenix in ‘08 (inaudible) for those of you that are familiar with Washington. But we’re still finalizing those plans.
John Glass — CIBC World Markets — Analyst
Can you talk a little bit about your experience this quarter and the successes and not so great successes I guess in those new markets that you’ve entered? You mentioned where you were doing well and not well. I didn’t write fast enough or maybe didn’t catch which ones were new and not. Are you settling in on a better understanding of where new markets seem to work or where they’re struggling? Is there any pattern this quarter?
Rick Federico — P.F. Chang’s China Bistro, Inc. — CEO
I think better understanding is a relative term. The challenge — part of the challenge of this concept, I was sort of crying in my beer a few weeks ago with Bert. Bert, I got a 4X on my sales routes I can open at 20 or I can open at 80. That’s like the Bistro open at 60 or 240. It’s hard to — puts a little stress on the operating team to do that. Seriously, we’re getting better. The market gets surprised from time to time. We opened in Stuart, Florida, which is South Florida, but very far north South Florida and it opened incredibly well, well above our expectations. We opened one in Memphis. Our greater D.C. stores, which this year are focused in Northern Virginia are opening nicely. Detroit to a lesser extent, they’re not opening horribly, they’re not opening as well as we’d like. It’s a mixed bag. Just not confident that we know exactly why and we haven’t proven the tactics we think are the right tactics or are going to have the results we have until we prove it to ourselves. There’s no point in continuing to add new markets that we don’t know how we’re going to do in.
John Glass — CIBC World Markets — Analyst
Last question, I guess related to that is what does fact-based marketing mean? And is that’s what’s responsible for the delay in the marketing implementation? Or is it a separate issue?
Rick Federico — P.F. Chang’s China Bistro, Inc. — CEO
In my mind, fact-based marketing is, we started with consumer research to understand what our guests liked about Pei Wei and didn’t like about Pei Wei. Good news in that process, we have phenomenal fans. The brand gets incredible ratings in all markets, even the markets that we aren’t knocking the cover off the ball in. We get great feedback and got great input from our customers. So delay is really just, I think, getting through that research, understanding the research, applying the knowledge, the facts of what our guests like into a creative campaign, getting a new ad agency up to speed on what Pei Wei is. Getting them comfortable with making the closes on creative. Getting us comfortable we like the creative. We added some new folks internally that we’re very excited about. But it takes them a while to get up to speed. It’s just — nothing we found in the research caused a delay. Delay is just our execution getting the programs put together and implemented.
John Glass — CIBC World Markets — Analyst
Thank you.
Operator
Matt DiFrisco, your line is open.
Matt DiFrisco — Thomas Weisel Partners — Analyst
Thank you. Rick, do you think that I guess now entering the third year of Pei Wei, concerning openings, do you think that maybe the support team could lend some, could benefit from a little bit of more QSR and convenience-oriented middle management? Or looking at the longer term growth plan of it also maybe even the real estate selection of it maybe more towards that avenue?
Rick Federico — P.F. Chang’s China Bistro, Inc. — CEO
We haven’t seen, Matt, any indications that the — where the management team is coming from is inhibiting our ability to get them developed and prepared to run the restaurant. I don’t think that a QSR model around our real estate selection would be of any significant value, at least at this point in time. We are starting to get, as we spend more time with the concept, we have a pretty good understanding of the types of locations where Pei Wei inherently is going to be successful. And they will tend to be high frequency anchored retail centers. Maybe highly frequent — can’t say the word, frequented grocery stores typically on an end cap or on an outparcel with the obvious components, good parking that allows for the takeout, our takeout business, which as you know is about 40% of the business. I’m sure there are elements of the QSR model that would apply, but in general, I don’t think we would shift completely in that direction.
Matt DiFrisco — Thomas Weisel Partners — Analyst
Russell, with looking at the Pei Wei markets of where there were a little struggling in opening, Sacramento, Detroit, Columbus, are these markets or particular Detroit and Columbus, are these markets that might be more coming from a lower Asian concept and trying to trade up and less of your California Bistro consumer now using this as a quick casual alternative to the Bistro? So more of like trying to get a Panda Express customer into a Pei Wei, just trying to figure out why it works in some markets and why it doesn’t?
Russel Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
Those are good questions. I don’t pretend to know the answer to that. I would tell you that one of the highest volume Bistros in the country is in Detroit, Michigan. And we’re not too far from that location, two of our locations. We will add a third location in August and the marketing support for that new strategy in Detroit specifically was tied around our new development strategy from a couple years ago to open more, sooner. Detroit’s the first one we talked about where we will actually see that. So we’ve opened two, the third one opens up this quarter right after that opening we hit it with a advertising campaign across all restaurants. And we’ll see how that works. I don’t think it’s the consumer in those markets.

Matt DiFrisco — Thomas Weisel Partners — Analyst
Okay. And then last question. Bert, you mentioned the new — is this a new role COO at the Bistro level but you’re going to be remaining the brand President, is that correct?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
That is correct.
Matt DiFrisco — Thomas Weisel Partners — Analyst
Okay. Thanks.
Operator
Sharon Zackfia, William Blair, your line’s open.
Sharon Zackfia — William Blair — Analyst
Hi, good afternoon, I guess. Trying to figure out what the slowing of the growth rate of both the Bistro and Pei Wei, what that’s going to mean for margins. Maybe if you could help us understand what mature margins look like at both concepts at this point?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Hey, Sharon, this is Bert. I think, as you well know, we put out oodles and boodles of information by class year. And I think you can grab the historical margins from there.
Sharon Zackfia — William Blair — Analyst
Is it fair to extrapolate those for the most recent classes as well as the Bistro?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
You have everything through 2006 at this point. So you won’t miss the mark by too much.
Sharon Zackfia — William Blair — Analyst
Okay. And same for Pei Wei?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
I would say the same answer.
Sharon Zackfia — William Blair — Analyst
Okay. Thanks.
Operator
Jeffrey Bernstein, your line’s open.
Jeffrey Bernstein — Lehman Brothers — Analyst
Great. Thank you. Actually two questions. First, kind of a big picture question for Rick, I guess. Just looking back to the analyst day in late ‘06. I know you talked about kind of 20% plus top and bottom line. It seemed like it was driven by at least stable Bistro openings and accelerating Pei Wei openings. I guess the follow-on to that last question, with now the Bistro seems to be potentially slowing down a bit and Pei Wei now stabilizing. Just wondering if you can size up your big picture outlook for where the overall P.F. Chang Company is going in terms of growth, components being units and comps?
Rick Federico — P.F. Chang’s China Bistro, Inc. — CEO
As we make some of these modifications, we are still targeting in the neighborhood of about 17% in terms of top line growth rate over the next several years.
Jeffrey Bernstein — Lehman Brothers — Analyst
Is that a modest reduction? I thought it was 20 and 20?
Rick Federico — P.F. Chang’s China Bistro, Inc. — CEO
I think at that meeting back in ‘06, I think we said 17 to 20. Again with these modifications, it’s closer to the 17.

Jeffrey Bernstein — Lehman Brothers — Analyst
Is that similar for the bottom line, then?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Well, we do have some pressure right now. So as we work through, as Rick mentioned we’re going into each of the shared services departments trying to take out some expenses there. Both of the concepts have some pressure on labor and operating expenses as well as some deleverage type of pressures. Right now, I think, it’s too premature to give you any type of long range forecast as it relates to EPS in net income. In Q3, we will update you for 2008. But with all the changes that’s happening right now in the macro economic environment, I don’t think we want to put a percentage or number out there right now.
Jeffrey Bernstein — Lehman Brothers — Analyst
Okay. And then just a question specifically for Russell and Pei Wei. Actually two parts. One, I know you guys mentioned sushi to perhaps drive traffic at the brand. I’m just wondering, an update on where that stands. And then secondly just on the potential for franchising the brand, perhaps having a franchisee deal with the risks and the volatility that you guys are facing now that you’re up to a significant scale? Thanks.
Russel Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
No current plans to franchise. And did you say sushi?
Jeffrey Bernstein — Lehman Brothers — Analyst
Yes.
Russel Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
We have a one unit test right now of we’re sort of internally calling private go salads, the chilled products that not technically sushi but seared Tuna is one of the main ingredients. So it’s kind of sushi-like. And it’s just been in test a few weeks. One of the products, so that just soothes the guests, gives us credit for producing that kind of product. It is in test in one location here in Arizona.
Jeffrey Bernstein — Lehman Brothers — Analyst
Great. Thanks. I thought it had been around for a while longer. Thank you.
Operator
(Inaudible). Your line’s open.
Unidentified Participant Analyst
Gentlemen, a couple questions. First, Mark, was there any share repurchase in Q2?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
No, there was not any. We just got Board approval and it will be perspective for the next two years, we got to [50] million.
Unidentified Participant Analyst
So we are still at the previous authorization?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
No, we didn’t purchase anything under the remaining 3 million under the previous authorization.
Unidentified Participant Analyst
So is that incremental?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
No it’s 50 million.
Unidentified Participant Analyst
Okay. Russell, a question for you on Pei Wei, back in the November analyst meeting, you, in talking about new unit results or new market results, excuse me. You, if I recall correctly showed us, I think it was Raleigh where you opened the store that was well below plan but then later in the year got a second one and soon after that a third one and I think you put up a slide that showed all three units were at that point doing 30K a week, which was consistent with previous market entries. Are you still seeing growth in the sort of not new, but not mature markets consistent with what you’ve seen in some of the earliest market entries?
Russel Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
Yes, Brian, we are. My best, on a comp sales basis, some of my best markets are my markets that struggle from an average weekly sales basis from a couple years ago and last year.
Unidentified Participant Analyst
So the pattern is persisting if it continues to persist, then we get a bigger mix of same stores into the overall mix, then conceivably that process alone, nothing else changing other than the rate of expansion of new immature stores. That alone could alter the same store sales pattern noticeably, could it not? Under those set of assumptions.
Russel Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
Yes, I don’t know the magnitude, but yes the math — your math is correct. I will throw in a caveat, though. If our marketing programs work the way we want them to work and those stores accelerate much faster from their opening days by the time they become comparable they’ll be at a higher volume and it will have lesser of an impact.
Unidentified Participant Analyst
Don’t you want to wait until they’re same stores to choose the same store sales?
Russel Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
Part of me does. The business person in me says no, I’d rather get higher sooner.
Unidentified Participant Analyst
Thanks a lot.
Operator
Mike Smith your line’s open.
Mike Smith Analyst
Good afternoon. Couple of questions. One, Bert, have you ever shared with us the kind of impact the grill has had on units where you put it in and it’s been there for a while?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
No, Mike, I haven’t and I probably won’t. At least not in the near term. I’m going to let it get it out across our system, allow our operations team to become proficient in the execution of the product that’s on that grill. It’s not as easy as just throwing in a Weber grill and doing a little bit of grilling. There are a few things that are involved in this. At some point in time I’ll probably talk about it but I wouldn’t hold my breath in the next few months.
Mike Smith Analyst
I won’t hold my breath. Going into Pei Wei just a little bit. If you’re going to — is this kind of like forever you’re going to be opening 40 stores a year? Or is there a — is there something that needs to happen to be able to accelerate your growth in Pei Wei since you’re kind of reducing your capital exposure or capital expenditures on the Bistro?
Russel Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
No, this doesn’t necessarily mean forever. Just means based on where we stand today. Candidly, for us to accelerate, we need to do better jobs in opening new markets with our volumes and the year we’re planning to spend in advertising and PR is intended to do that and if it does that and as we believe going deeper sooner into these new markets also helps us gain brand presence and get our sales to a closer to system average number sooner, then our canvas becomes bigger in where we can develop and our numbers will get larger in terms of how many we own.
Mike Smith Analyst
Thank you.
Operator

Joe Buckley, your line’s open.
Joe Buckley — Bear Stearns — Analyst
Thank you. Bert, I know you said you’re running a 2 to 3% price increase at the Bistro. When was the most recent price increase that you took?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
It was in the first quarter of this year, Joe.
Joe Buckley — Bear Stearns — Analyst
Okay. And you mentioned the front of the house wage rate inflation picking up a little bit. Is that a tight labor market? Or did some other minimum wage issues start to kick in?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
No, this is our electric in our legislatures across the country voting in increased — increased minimum wages and hourly wages.
Joe Buckley — Bear Stearns — Analyst
Okay. And then Russell, on the market penetration strategy, as you get more stores open sooner, sounds like it’s too early to know. Is that correct? Did you say Detroit is the first one and you’re just going to open the third unit in the coming quarter?
Russel Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
That is correct.
Joe Buckley — Bear Stearns — Analyst
So the new unit volumes coming in lower so far in ‘07. When you analyze it, is it a real estate issue? Are there certain locations, certain types of locations like what Rick described that work well and others that just don’t work? Or is it as random as it sort of seems from the outside?
Russel Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
Well, it’s just too early to tell. Do I have real estate issues in my system? A handful of those, sure. Some of those are in Phoenix, some of those are in Minneapolis. But it’s too — Detroit, Columbus, Tampa, those markets we’re just now starting to open the restaurants. I will continue to open restaurants in the balance of this year in those markets and next year. With the belief that they will get closer to system average sooner and the ability to do broad based marketing, forward broad based marketing in those markets. But it is — we haven’t done that yet. Got the first one in Columbus opened, the first one in Tampa opened, the balance this year we’ll open another one there. In each of those markets. We just got our second one in Sacramento open, we’ll open a third one in the balance of this year. It’s a work-in-progress. That’s part of the reason we’re leveling off at our current pace. We want to see if what we believe happened actually happened. If it does, then we will adjust accordingly and if it doesn’t, we’ll go to plan B.
Joe Buckley — Bear Stearns — Analyst
And one last question. Kind of a big picture food retail question. A lot of talk about Tesco opening in a number of your markets. Arizona, Nevada, California, how do you read that? And are you seeing companies either restaurants or supermarkets taking preemptive steps as those openings approach?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Joe, this is Bert. We’re watching with great interest like everyone else the arrival of Tesco. I think they will do very well in this market as well as in other markets across the United States. Are we doing anything specifically right now? No.
Joe Buckley — Bear Stearns — Analyst
Did you see anything in the marketplace shifting, Bert? That might be affecting you potentially at this point?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
I’m sorry, is?
Joe Buckley — Bear Stearns — Analyst
Do you see other retailers either restaurants or supermarkets taking actions?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Against — with Tesco in mind?
Joe Buckley — Bear Stearns — Analyst
Yes, kind of adjusting what they’re doing on takeout or anything like that?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Joe, I’m telling you, I have a hard time just understanding Chinese food much less the grocery business. I haven’t been paying that close attention.
Joe Buckley — Bear Stearns — Analyst
Okay. Thank you.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
You bet.
Operator
David Tarantino, your line’s open.
David Tarantino — Robert W. Baird — Analyst
Hi, good afternoon. Bert, you mentioned that you’re still seeing some weakness in the relatively lower average check type consumer. And that could be related to economic pressures. Are you working on any initiatives that might make the Bistro more compelling for that lower end type of guest?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Not specifically, David. I think that if you look at our ticket averages, 20% of our tickets are under $15. As a matter of fact, if you average that 20%, it’s under $10. So the fact of the matter is that our guests can spend just a very, very modest amount in our restaurant if they choose to do so. Where we’ve seen a slip in tickets has been on the lower end. And again, if history is our guide, this as always been an indication in our past lives that we are seeing some weakness in the consumer pocketbook. We are seeing an increase interestingly enough in our tickets that are above $35. And it’s very consistent across the country. This is the pattern that I’ve talked about roughly about a year ago, now, I guess. We continue to see the same type of pattern here in the second quarter. It is narrowing a bit. But nonetheless, it’s still the same type of pattern.
David Tarantino — Robert W. Baird — Analyst
Okay. Understood, but I guess my question is is there anything you can do to reverse that pattern, do you think in your particular situation?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
We’re trying hard, brother. I’ve got to tell you. But to date, obviously with the results that we’re posting, we haven’t been successful in that regard.
David Tarantino — Robert W. Baird — Analyst
Okay. Great.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
You bet.
David Tarantino — Robert W. Baird — Analyst
And then, second question on the comps guidance for the Bistro looks like you lowered Q3 and not Q4. I was just wondering what the thought process is there. Is there something coming in Q4 that we don’t know about, or are you more optimistic that the environment might improve in Q4 relative to Q3?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Well, I think as I said in my remarks it’s either a very brave or a very stupid move on our part. The wildcard with Q4 this year, we mentioned I think in our last call is that we lose New Year’s Eve this year. It rolls into the first quarter of 2008 as our fiscal calendar lays out. And frankly, it will be interesting to see what happens in December and particularly in that last week in December. As I look at our projection for average weekly sales for the fourth quarter, that still feels like a good number to me. Despite the fact that we’re seeing pressure early in this year and we brought our third quarter number down, I don’t know if that number is right or not. But that’s the number that feels right. We do have a number of things that potentially may occur in the fourth quarter this year. That may help us a little bit from a revenue standpoint. I’m not going to go into great detail on those items. We’ll wait and see. Clearly as we get closer to the fourth quarter and as we talk again in October, we’ll give you a refresh on that.
David Tarantino — Robert W. Baird — Analyst
Okay. Thanks a lot.
Operator
Rob Wilson, your line’s open.
Rob Wilson — Tiburon Research — Analyst
Yes. Thank you. Is there anything you’re doing with store sizes this year? Maybe the capital expenditure being higher or lower than previous years at both chains?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Rob, this is Bert. At the Bistro, depending on the market and depending on our density in a market, we have introduced a smaller foot clearance restaurant over the past couple of years. Our average size of our restaurant is about 7,000 square feet. this smaller footprint and it varies by locale is probably about almost 1,000 square feet smaller. We just opened a restaurant in Dallas, Texas right up off of Central Expressway 75 in Allen, Texas, actually that is this smaller footprint as an example.
Russel Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
We’re not anything different in Pei Wei.
Rob Wilson — Tiburon Research — Analyst
Okay. Have you seen any better returns out of these smaller restaurants, Bert?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
That’s certainly our intent. As our concept matures over time, the fact of the matter is that there’s always inflation with respect to construction and certainly with real estate prices over a long period of time. It’s our job to try and minimize that price creep if you will in our investment denominator. As we look at our business particularly as we begin to infill into markets, it probably makes better economic sense for us to bring in a slightly smaller footprint which will reduce our capital dollars there. And so far so good. We’ve been doing this now for two or three years. And thus far, I think these slightly smaller footprints allow us not only to save a few capital dollars. But they’re actually a little bit easier to run from an operational standpoint. We’ll continue to play with that footprint. Personally I’m a big fan of smaller better than bigger. As we evolve the concept, the next iteration if you will of our kind of our look and feel I think will again be closer to 6 ,000 than 7,000 square feet.
Rob Wilson — Tiburon Research — Analyst
Okay. Thank you. And Mark, could you speak to debt levels at the end of the quarter? Do you need to take on additional debt to repurchase this stock?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Well, last year it was a lot easier equation for us since we had cash on our balance sheet and it wasn’t earning much interest. The equation looking at it from an accretive standpoint was much easier. This year when we look at it if we need to go out and borrow on the line to facilitate that buyback, we’ll need the stock to be where it would still be accretive for us. We’re looking at it from a different viewpoint this year. Obviously if we, given where our cash position is, I think we got roughly $10 million $11 million at the end of Q2 on the balance sheet. We’ve got $15 or million on the revolver. And we’ve got some locked up on commitment. More than likely if we went into the market to buy back right now, we would dip into the line.
Rob Wilson — Tiburon Research — Analyst
Okay. Thanks for taking my call.
Operator

Matt DiFrisco, your line’s open.
Sanjay Butler — Thomas Weisel — Analyst
Hi, this is [Sanjay Butler] for Matt DiFrisco. Bert, just a quick question on the — you mentioned the best markets. Was wondering whether on the grill it has been kind of rolled out in those markets?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
I’m sorry, I couldn’t hear your question.
Sanjay Butler — Thomas Weisel — Analyst
The five best markets you mentioned. I’m wondering whether the grill has been rolled out into those markets?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Let’s see. The five best markets. Yes, no, no, yes, and no.
Sanjay Butler — Thomas Weisel — Analyst
Two out of five. Okay. And then for Russell, just you had mentioned that you weren’t looking at the store size. I guess was wondering for some more kind of details on why. Why that’s not something to look at at this point.
Rick Federico — P.F. Chang’s China Bistro, Inc. — CEO
Sorry. You sort of kind of broke up, I couldn’t hear the question.
Sanjay Butler — Thomas Weisel — Analyst
Just wondering, you mentioned that you weren’t looking at the store size per se for the — for Pei Wei’s. And just wondering why not, whether — just some detail about you don’t think that’s something to look at this point given the trends?
Rick Federico — P.F. Chang’s China Bistro, Inc. — CEO
I think at this point in our life cycle, we’re pretty comfortable with what we have. We’ve been able to, as you grow increasing the number of restaurants historically over the last few years. We’ve been able to value engineer and leverage our purchasing synergies and sort of keep the cost inflation capital side at a minimum. So we managed through that way rather than having to cut the absolute cost.
Sanjay Butler — Thomas Weisel — Analyst
And have you looked at the number of tables within the store?
Rick Federico — P.F. Chang’s China Bistro, Inc. — CEO
About the same. We start with, I think the ideal number is probably, say 70 and as little as 55. And it’s 90 to 100 on the inside. (Inaudible). Right now we like the model where it is.
Sanjay Butler — Thomas Weisel — Analyst
Okay. Thanks.
Operator
(Inaudible), your line’s open.
Unidentified Participant Analyst
Hi, guys. Just looking at the Bistro on an EBITDA basis, if I fully load that with it’s kind of by revenue proportion of shared services, it looks like the Bistro itself is trading at 8 times the cash flow. You get Pei Wei for free. When I look at it that way, how should I think about that in terms of how you guys are evaluating your stock in this buyback?
Rick Federico — P.F. Chang’s China Bistro, Inc. — CEO
We’re all kind of looking at each other, going who wants this one? Yes, the way we’re viewing our buyback today is we’re looking at it from accretive to EPS standpoint in the current year. So given what we would have to borrow on the line on the interest versus what it would take out on the EPS side, that’s how we’re viewing it. We don’t have a lot of cash that’s sitting on the balance sheet basically to take off the balance sheet to invest in that stock. We’re looking at it from a different viewpoint this year. As far as being undervalued, you’re probably right. Your math’s not incorrect. But we have, as we’ve described throughout this call, we have operational issues in each of the concepts that we’re focused on. And so I think that’s where our focus and attention’s going to be in operating the business instead of going out and trying to engineer any type of earnings.
Unidentified Participant Analyst
All right. Thank you.
Operator
I show no further questions.
Rick Federico — P.F. Chang’s China Bistro, Inc. — CEO
Great. Thanks for joining us today. As we talked about earlier, we will see you in October. We’ll release revenue on October 3. And we’ll talk to you again on October 24. Thank you.
Operator
Thank you. That conclusive today’s conference. Everyone may disconnect at this time.